RESTATED
ARTICLES OF INCORPORATION OF
WASHINGTON FEDERAL, INC.

Pursuant to RCW 23B.10.070, the following Restated Articles of Incorporation are hereby submitted for filing:

Article 1. Name. The name of the corporation is Washington Federal, Inc. (hereinafter referred to as the “Corporation”).

Article 2. Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Washington is 425 Pike Street, Seattle, Washington 98101. The name of the registered agent at such address is Roy M. Whitehead.

Article 3. Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 305,000,000, of which 5,000,000 shall be serial preferred stock, $1.00 par value per share (hereinafter the “Preferred Stock”), and 300,000,000 shall be common stock, par value $1.00 per share (hereinafter the “Common Stock”).

The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a)the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

(b)whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d)whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

Restated Articles of Incorporation

(e)the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(i)the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(j)any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The preferences, limitations and relative rights of each series of Preferred Stock may differ from those of any and all other series at any time outstanding to the extent provided in the description of the series. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

Article 4. Incorporator. The name and mailing address of the sole incorporator is as follows:

Name                    Address
Guy C. Pinkerton             514 N.E. 97th, #301
Seattle, WA 98155

Restated Articles of Incorporation

Article 5. Preemptive Rights. No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

Article 6. Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as otherwise fixed pursuant to the provisions of Article 3 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be determined in the manner provided in the Corporation’s Bylaws, as may be amended from time to time.

A.	Classification and Term. The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. The term of office of the initial directors shall be as follows: the term of directors of the first class shall expire at the first annual meeting of stockholders after the effective date of these Restated Articles of Incorporation; the term of office of the directors of the second class shall expire at the second annual meeting of stockholders after the effective date of these Restated Articles of Incorporation; and the term of office of the third class shall expire at the third annual meeting of stockholders after the effective date of these Restated Articles of Incorporation; and, as to directors of each class, when their respective successors are elected and qualified. At each annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.

B.	Voting for Directors. In any election of directors, the candidates elected shall be those nominees receiving the largest number of votes cast by the shares entitled to vote in the election. Every stockholder entitled to vote at an election for directors shall have the right to vote, in person or by proxy, the number of shares owned by the stockholder for as many persons as there are directors to be elected in any class and for whose election the stockholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected in any class multiplied by the number of shares shall equal or by distributing such votes on the same principle among any number of candidates. If, at any meeting of the stockholders, due to a vacancy or vacancies or otherwise, directors of more than one class of the Board of

Restated Articles of Incorporation

Directors are to be elected, each class of directors to be elected at the meeting shall be elected in a separate election in the manner set forth above.

C.	Removal. Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors and any rights in the Washington Business Corporation Act (the “Act”) to remove a director by judicial proceeding, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Article 7. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, addition, alteration, change or repeal of these Restated Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and, to the extent required by the Act or otherwise, thereafter is approved by the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof.

Article 8. Indemnification of Directors, Officers, Employees and Agents. The
capitalized terms in this Article 8 shall have the meanings set forth in RCW 23B.08.500 of the Act.

(a)	The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such

Restated Articles of Incorporation

Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

(b)	The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

(c)	If, after the effective date of this Article 8, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act.

(d)	To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Article 8 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Article 8 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article 8 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

(e)	If any provision of this Article 8 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Article 8, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.
Article 9. Limitation of Directors’ Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article 8 shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.
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Restated Articles of Incorporation

The undersigned, being the President and Chief Executive Officer of the Corporation, has signed these Restated Articles of Incorporation as of the 11th day of April 2016.

/s/ Roy M. Whitehead
Roy M. Whitehead
President and Chief Executive Officer